Exhibit 99.1
FOR IMMEDIATE RELEASE
INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC BANCORP EVALUATING POTENTIAL INITIAL PUBLIC OFFERING
OF FINANCIAL FREEDOM SENIOR FUNDING CORPORATION
PASADENA, Calif. – May 1, 2006 – IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today announced that its board of directors has authorized management to evaluate and plan for the potential sale of a minority economic stake of approximately 20 percent in Indymac Bank’s reverse mortgage subsidiary, Financial Freedom Senior Funding Corporation (“Financial Freedom”), through an initial public offering. Financial Freedom originated $1.1 billion in reverse mortgages and earned $8.0 million in the first quarter of 2006, compared to $507 million in originations and $4.2 million in earnings for the first quarter of 2005. For the full year 2005, Financial Freedom’s national market share is estimated to be 56 percent of reverse mortgage originations and 53 percent of reverse mortgage servicing. As of March 31, 2006, Financial Freedom had 984 employees.
The strategic rationale for the potential offering includes the following:
1.	Public company structure expected to drive growth and opportunities.

2.	Creates vehicle to align Financial Freedom management incentives directly with performance which, additionally, enhances ability to attract and retain talent.

3.	Provides Indymac the ability to monetize its initial investment in Financial Freedom while continuing to maintain a controlling interest.

4.	Enhances shareholder value of Indymac as the investing community could identify more easily the value of the Financial Freedom franchise.

5.	Provides a template to attract entrepreneurs to Indymac.
The potential benefits from an initial public offering to Indymac’s shareholders will be offset to a minor extent by management time and costs that will be incurred to oversee another public company. The decision to proceed with the offering remains subject to future board approval and other factors, including market conditions.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the largest savings and loan in Los Angeles and the 10th largest mortgage originator in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top six mortgage lender in the U.S. by 2010, while maintaining annualized earnings per share growth in excess of 15 percent. The company is dedicated to constantly raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters, including the assessment of the effects of the Gulf Coast Hurricanes and the effects of any future hurricanes; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com